Exhibit 99.1
BellRing Brands Reports Results for the Third Quarter of Fiscal Year 2021; Raises Fiscal Year 2021 Outlook
St. Louis - August 5, 2021 - BellRing Brands, Inc. (NYSE:BRBR) (“BellRing”), a holding company operating in the global convenient nutrition category, today reported results for the third fiscal quarter ended June 30, 2021.
Highlights:
•Net sales of $342.6 million
•Operating profit of $51.5 million; net earnings available to Class A common stockholders of $9.5 million; Adjusted net earnings available to Class A common stockholders of $11.8 million and Adjusted EBITDA of $70.5 million
•Raised fiscal year 2021 net sales guidance to $1.25-$1.28 billion and Adjusted EBITDA (non-GAAP) guidance to $230-$236 million
Third Quarter Operating Results
Net sales were $342.6 million, an increase of 67.8%, or $138.4 million, compared to the prior year period. Premier Protein net sales increased 64.9%, with volumes up 60.0%, and Premier Protein ready-to-drink (“RTD”) shake net sales increased 66.5%, with volumes up 61.2%. Premier Protein net sales benefited from (i) RTD shake distribution gains for both existing and new products, (ii) strong velocities driven in part by a) lapping a decrease in customer trade inventory levels in the prior year period (driven by consumer pantry-loading in the second quarter of 2020 in reaction to the COVID-19 pandemic) and b) category momentum, (iii) promotional activity and (iv) higher average net selling prices (driven by RTD shake list price increases taken in the third quarter of 2021 and a favorable product and customer mix). Dollar consumption of Premier Protein RTD shakes increased 46.2% in the 13-week period ended July 3, 2021 as compared to the same period in 2020 (inclusive of Nielsen Total US xAOC including Convenience and management estimates of untracked channels). Dymatize net sales increased 98.5%, with volumes up 76.8%, and benefited from (i) distribution gains for both existing and new products, (ii) lapping global specialty retail store and gym closures in the prior year period in reaction to the COVID-19 pandemic (which drove declines in shipments, consumer mobility and on-the-go consumption), (iii) strong velocities (driven in part by category momentum) and (iv) higher average net selling prices (driven by a favorable product and customer mix). Net sales of all other products increased 49.2%.
Gross profit was $111.3 million, or 32.5% of net sales, an increase of 62.0%, or $42.6 million, compared to the prior year period gross profit of $68.7 million, or 33.6% of net sales. The lower gross profit margin was driven by higher input costs (predominantly freight and milk-based proteins for RTD shakes).
Selling, general and administrative (“SG&A”) expenses were $42.6 million, or 12.4% of net sales, an increase of $10.0 million compared to the prior year period SG&A expenses of $32.6 million, or 16.0% of net sales. SG&A expenses in the third quarter of 2021 included $3.4 million of higher marketing and consumer advertising expenses and higher incentive compensation accruals.
Operating profit was $51.5 million, an increase of 68.3%, or $20.9 million, compared to the prior year period operating profit of $30.6 million, and was negatively impacted by $11.8 million of accelerated amortization incurred in connection with the discontinuance of the Supreme Protein brand, which was treated as an adjustment for non-GAAP measures.
Interest expense, net was $9.5 million, compared to $15.3 million in the prior year period, with the decrease primarily driven by a reduction in the aggregate principal amount of debt outstanding.
Income tax expense was $3.4 million, an effective income tax rate of 8.1%, compared to $1.1 million in the prior year period, an effective income tax rate of 7.2%. In both periods, the effective income tax rate differed significantly from the statutory rate primarily as a result of taking into account for U.S. federal, state and local income tax purposes a 28.8% distributive share of the items of income, gain, loss and deduction of BellRing Brands, LLC (“BellRing LLC”).

Net earnings available to Class A common stockholders were $9.5 million, an increase of 187.9%, or $6.2 million, compared to $3.3 million in the prior year period. Net earnings available to Class A common stockholders excluded $29.0 million of net earnings attributable to the Company’s redeemable noncontrolling interest (“NCI”), compared to $10.9 million excluded in the prior year period. Net earnings per diluted share of Class A common stock were $0.24, compared to $0.08 in the prior year period. Adjusted net earnings available to Class A common stockholders were $11.8 million, or $0.30 per diluted share of Class A common stock, compared to the prior year period Adjusted net earnings available to Class A common stockholders of $3.3 million, or $0.08 per diluted share of Class A common stock.
Adjusted EBITDA was $70.5 million, an increase of 83.1%, or $32.0 million, compared to the prior year period Adjusted EBITDA of $38.5 million. Adjusted EBITDA in both periods included an adjustment for the portion of BellRing LLC’s consolidated net earnings which was allocated to NCI, resulting in the calculation of Adjusted EBITDA including 100% of BellRing.
Nine Month Operating Results
Net sales were $907.1 million, an increase of 28.5%, or $201.4 million, compared to the prior year period. Premier Protein net sales increased 27.9%, with volumes up 27.9%. Dymatize net sales increased 44.1%, with volumes up 25.0%. Net sales of all other products increased 6.7%.
Gross profit was $290.2 million, or 32.0% of net sales, an increase of 16.9%, or $42.0 million, compared to the prior year period gross profit of $248.2 million, or 35.2% of net sales. The lower gross profit margin was driven by higher input costs (predominantly milk-based proteins and freight for RTD shakes) and planned incremental promotional activity.
SG&A expenses were $129.1 million, or 14.2% of net sales, an increase of $12.5 million compared to the prior year period SG&A expenses of $116.6 million, or 16.5% of net sales. SG&A expenses in the nine months ended June 30, 2021 included $5.9 million of higher marketing and consumer advertising expenses, $5.3 million of restructuring and facility closure costs and higher incentive compensation accruals, which were partially offset by $1.9 million of lower costs related to BellRing’s separation from Post Holdings, Inc. (“Post”) in the prior year period. Restructuring and facility closure costs and separation costs were treated as adjustments for non-GAAP measures.
Operating profit was $114.9 million, relatively flat compared to the prior year period operating profit of $115.0 million, and was negatively impacted by $29.9 million of accelerated amortization incurred in connection with the discontinuance of the Supreme Protein brand, which was treated as an adjustment for non-GAAP measures.
Interest expense, net was $33.6 million, compared to $41.2 million in the prior year period, with the decrease primarily driven by a reduction in the aggregate principal amount of debt outstanding.
Income tax expense was $5.8 million, an effective income tax rate of 7.3%, compared to $9.2 million in the prior year period, an effective income tax rate of 12.5%. In both periods, the effective income tax rate differed significantly from the statutory rate primarily as a result of taking into account for U.S. federal, state and local income tax purposes a 28.8% distributive share of the items of income, gain, loss and deduction of BellRing LLC in the periods subsequent to BellRing’s initial public offering (the “IPO”).
Net earnings available to Class A common stockholders were $17.9 million, an increase of 32.6%, or $4.4 million, compared to $13.5 million in the prior year period. Net earnings available to Class A common stockholders for the nine months ended June 30, 2021 excluded $56.0 million of net earnings attributable to the Company’s NCI, compared to $51.1 million excluded in the prior year period. Net earnings per diluted share of Class A common stock were $0.45, compared to $0.34 in the prior year period. Adjusted net earnings available to Class A common stockholders were $25.7 million, or $0.65 per diluted share of Class A common stock, compared to the prior year period Adjusted net earnings available to Class A common stockholders of $14.2 million, or $0.36 per diluted share of Class A common stock.
Adjusted EBITDA was $173.4 million, an increase of 23.4%, or $32.9 million, compared to the prior year period Adjusted EBITDA of $140.5 million. Adjusted EBITDA in both periods included an adjustment for the portion of BellRing LLC’s consolidated net earnings which was allocated to NCI, resulting in the calculation of Adjusted EBITDA including 100% of BellRing.
Basis of Presentation
On October 21, 2019, BellRing closed its IPO of 39.4 million shares of Class A common stock. Upon completion of the IPO and certain transactions completed in connection with the IPO, BellRing became the holding company for BellRing LLC (which became the holding company for Post’s historical active nutrition business). Effective October 21, 2019, BellRing allocates a portion of the consolidated net earnings of BellRing LLC to NCI, reflecting the entitlement of Post to a portion of the consolidated net earnings. As of June 30, 2021, Post held 71.2% of the economic interest of BellRing LLC. Prior to October 21, 2019, Post held 100% of the economic interest of BellRing LLC, which was allocated to NCI.
For the period prior to the IPO included in the nine months ended June 30, 2020, BellRing’s financial statements present the combined results of Post’s historical active nutrition business which have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of Post. The combined financial statements reflect the historical results of operations, financial position and cash flows of the active nutrition business. In the opinion of management, the assumptions underlying the active nutrition business’s historical combined financial statements were reasonable.
Post Plans to Distribute Its Interest in BellRing to Post Shareholders
As announced in a separate release today, Post plans to distribute a significant portion of its interest in BellRing to shareholders of Post under a plan of distribution that could include a pro-rata distribution, an exchange offer or a combination of both. Post expects to determine the form of distribution based on market conditions. The transaction will be governed by definitive agreements to be entered into between Post and BellRing and is expected to be completed in the first half of calendar year 2022, subject to certain customary conditions, including receipt of regulatory approvals and the approval of BellRing’s stockholders. Post expects to provide further details regarding this transaction as progress is made in implementing its plan.
COVID-19 Commentary
BellRing continues to closely monitor the impact of the COVID-19 pandemic on its business and remains focused on ensuring the health and safety of its employees and serving customers and consumers. BellRing’s primary categories returned to growth rates in line with their pre-pandemic levels during the fourth quarter of fiscal 2020 and have remained strong in subsequent periods. As of June 30, 2021, BellRing had $89.4 million in cash and cash equivalents and the available borrowing capacity under BellRing LLC’s revolving credit facility was $200.0 million.
Outlook
Following better-than-expected third quarter results, BellRing management has raised its guidance range for fiscal year 2021 for net sales to $1.25-$1.28 billion from $1.17-$1.20 billion and Adjusted EBITDA to $230-$236 million from $214-$220 million. Capital expenditures are expected to be approximately $3 million.
The accelerated growth experienced in the third quarter has exceeded BellRing’s current shake manufacturing capacity, all of which is owned and managed by third parties. Some of the anticipated capacity expansion across the broader third party shake contract manufacturer network has been temporarily delayed resulting from labor shortages and equipment delays; as a result, BellRing’s inventory is expected to be low for several quarters. BellRing, in partnership with its third party shake contract manufacturers, plans to add significant capacity over the next several quarters. BellRing’s early projections for fiscal year 2022 anticipate net sales growth and Adjusted EBITDA to be within its long-term algorithm (organic net sales growth of approximately 10%-12% and Adjusted EBITDA margin of approximately 18%-20% of net sales).
BellRing provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for restructuring and facility closures costs, separation costs, NCI and other charges reflected in BellRing’s reconciliation of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding BellRing’s non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures.”
Use of Non-GAAP Measures
BellRing uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures include Adjusted net earnings available to Class A common stockholders, Adjusted diluted earnings per share of Class A common stock and Adjusted EBITDA. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided later in this release under “Explanation and Reconciliation of Non-GAAP Measures.”
Management uses certain of these non-GAAP measures, including Adjusted EBITDA, as key metrics in the evaluation of underlying company performance, in making financial, operating and planning decisions and, in part, in the determination of cash bonuses for its executive officers and employees. Additionally, BellRing LLC is required to comply with certain covenants and limitations that are based on variations of EBITDA in BellRing LLC’s financing documents. Management believes the use of these non-GAAP measures provides increased transparency and assists investors in understanding the underlying operating performance of BellRing and in the analysis of ongoing operating trends. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described later in this release. These non-GAAP measures may not be comparable to similarly titled measures of other companies. For additional information regarding BellRing’s non-GAAP measures, see the related explanations provided under “Explanation and Reconciliation of Non-GAAP Measures” later in this release.
BellRing Conference Call to Discuss Earnings Results and Outlook
BellRing will host a conference call on Friday, August 6, 2021 at 10:30 a.m. EDT to discuss financial results for the third quarter of fiscal year 2021 and fiscal year 2021 outlook and to respond to questions. Darcy H. Davenport, President and Chief Executive Officer, and Paul A. Rode, Chief Financial Officer, will participate in the call.
Interested parties may join the conference call by dialing (833) 954-1568 in the United States and (409) 216-6583 from outside of the United States. The conference identification number is 7479008. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investor Relations section of BellRing’s website at www.bellring.com. A slide presentation containing supplemental material will also be available at the same location on BellRing’s website.
A replay of the conference call will be available through Friday, August 20, 2021 by dialing (800) 585-8367 in the United States and (404) 537-3406 from outside of the United States and using the conference identification number 7479008. A webcast replay also will be available for a limited period on BellRing’s website in the Investor Relations section.
Prospective Financial Information
Prospective financial information is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the prospective financial information described above will not materialize or will vary significantly from actual results. For further discussion of some of the factors that may cause actual results to vary materially from the information provided above, see “Forward-Looking Statements” below. Accordingly, the prospective financial information provided above is only an estimate of what BellRing’s management believes is realizable as of the date of this release. It also should be recognized that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecasted. In light of the foregoing, the information should be viewed in context and undue reliance should not be placed upon it.
Additional Information Regarding Post’s Proposed Distribution of Its Interest in BellRing and Where to Find It
There is no assurance that the proposed distribution will be completed as anticipated or at all. This release shall not constitute an offer to sell, the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. In connection with the proposed transaction, Post and BellRing will file registration statements with the Securities and Exchange Commission (the “SEC”). BellRing’s registration statement also will include a proxy statement which will be sent to BellRing stockholders in connection with their vote required in connection with the transaction. Investors and security holders are urged to read the registration statements/prospectuses, proxy statements and any other relevant documents when they become available because they will contain important information about the transaction. Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge from the SEC’s website, www.sec.gov, BellRing’s website, www.bellring.com, or Post’s website, www.postholdings.com.
Participants in a Solicitation
The directors and executive officers of BellRing and Post and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals to approve the transaction. Information regarding the directors and executive officers of BellRing is available in its definitive proxy statement, which was filed with the SEC on January 20, 2021. Information regarding the directors and executive officers of Post is available in its definitive proxy statement, which was filed with the SEC on December 7, 2020. Free copies of these documents may be obtained as described in the preceding paragraph.
Forward-Looking Statements
Certain matters discussed in this release and on BellRing’s conference call are forward-looking statements, including BellRing’s net sales, Adjusted EBITDA and capital expenditures outlook for fiscal year 2021, BellRing’s expectations regarding fiscal year 2022, the effect of the COVID-19 pandemic on BellRing’s business, BellRing’s continuing response to the COVID-19 pandemic and Post’s proposed plan to distribute a significant portion of its interest in BellRing to Post’s shareholders, including the amount of BellRing equity Post intends to distribute, the form of distribution and the timing of the distribution. These forward-looking statements are sometimes identified from the use of forward-looking words such as “believe,” “should,” “could,” “potential,” “continue,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “aim,” “intend,”

“plan,” “forecast,” “target,” “is likely,” “will,” “can,” “may” or “would” or the negative of these terms or similar expressions, and include all statements regarding future performance, earnings projections, events or developments. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include, but are not limited to, the following:
•the impact of the COVID-19 pandemic, including negative impacts on the global economy and capital markets, the health of BellRing’s employees, BellRing’s ability and the ability of its third party manufacturers to manufacture and deliver its products, operating costs, demand for its on-the-go products and its operations generally;
•BellRing’s dependence on sales from its RTD protein shakes;
•BellRing’s ability to continue to compete in its product categories and its ability to retain its market position and favorable perceptions of its brands;
•BellRing’s dependence on a limited number of third party contract manufacturers for the manufacturing of most of its products, including one manufacturer for the substantial majority of its RTD protein shakes;
•the ability of BellRing’s third party contract manufacturers to produce an amount of BellRing’s products that enables BellRing to meet customer and consumer demand for the products;
•BellRing’s ability to maintain the net selling prices of its products and manage promotional activities with respect to its products;
•BellRing’s reliance on a limited number of third party suppliers to provide certain ingredients and packaging;
•significant volatility in the cost or availability of inputs to BellRing’s business (including freight, raw materials, packaging, energy and other supplies);
•BellRing’s ability to anticipate and respond to changes in consumer and customer preferences and behaviors and introduce new products;
•disruptions or inefficiencies in BellRing’s supply chain, including as a result of BellRing’s reliance on third party suppliers or manufacturers for the manufacturing of many of its products, pandemics (including the COVID-19 pandemic) and other outbreaks of contagious diseases, fires and evacuations related thereto, changes in weather conditions, natural disasters, agricultural diseases and pests and other events beyond BellRing’s control;
•consolidation in BellRing’s distribution channels;
•BellRing’s ability to expand existing market penetration and enter into new markets;
•allegations that BellRing’s products cause injury or illness, product recalls and withdrawals and product liability claims and other litigation;
•legal and regulatory factors, such as compliance with existing laws and regulations, as well as new laws and regulations and changes to existing laws and regulations and interpretations thereof, affecting BellRing’s business, including current and future laws and regulations regarding food safety, advertising and labeling;
•BellRing’s ability to identify, complete and integrate or otherwise effectively execute acquisitions or other strategic transactions and effectively manage its growth;
•fluctuations in BellRing’s business due to changes in its promotional activities and seasonality;
•risks associated with BellRing’s international business;
•the loss of, a significant reduction of purchases by or the bankruptcy of a major customer;
•the ultimate impact litigation or other regulatory matters may have on BellRing;
•the accuracy of BellRing’s market data and attributes and related information;
•changes in estimates in critical accounting judgments;
•economic downturns that limit customer and consumer demand for BellRing’s products;
•changes in economic conditions, disruptions in the United States and global capital and credit markets, changes in interest rates, volatility in the market value of derivatives and fluctuations in foreign currency exchange rates;
•BellRing’s ability to protect its intellectual property and other assets and to continue to use third party intellectual property subject to intellectual property licenses;
•costs, business disruptions and reputational damage associated with information technology failures, cybersecurity incidents and/or information security breaches;
•impairment in the carrying value of goodwill or other intangibles;
•BellRing’s high leverage, its ability to obtain additional financing (including both secured and unsecured debt) and its ability to service its outstanding debt (including covenants that restrict the operation of its business);
•risks related to BellRing’s ongoing relationship with Post, including Post’s control over BellRing and ability to control the direction of BellRing’s business, conflicts of interest or disputes that may arise between Post and BellRing, BellRing’s obligations under various agreements with Post, including under the tax receivable agreement, and Post’s proposed plan to distribute its interest in BellRing;
•risks associated with BellRing’s public company status, including the additional expenses BellRing will continue to incur to create and maintain the corporate infrastructure to operate as a public company;
•BellRing’s ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002;
•significant differences in BellRing’s actual operating results from BellRing’s guidance regarding its performance;

•BellRing’s ability to hire and retain talented personnel, employee absenteeism, labor strikes, work stoppages or unionization efforts; and
•other risks and uncertainties described in BellRing’s filings with the SEC.
These forward-looking statements represent BellRing’s judgment as of the date of this release. BellRing disclaims, however, any intent or obligation to update these forward-looking statements.
About BellRing Brands, Inc.
BellRing Brands, Inc. is a rapidly growing leader in the global convenient nutrition category. Its primary brands, Premier Protein® and Dymatize®, appeal to a broad range of consumers across all major product forms, including ready-to-drink protein shakes, powders and nutrition bars, and are distributed across a diverse network of channels including club, food, drug, mass, eCommerce, specialty and convenience. BellRing’s commitment to consumers is to strive to make highly effective products that deliver best-in-class nutritionals and superior taste. For more information, visit www.bellring.com.

Contact:
Investor Relations
Jennifer Meyer
jennifer.meyer@bellringbrands.com
(314) 644-7665
Media Relations
Lisa Hanly
lisa.hanly@bellringbrands.com
(314) 665-3180

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except for per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Net Sales	$342.6	$204.2	$907.1	$705.7
Cost of goods sold	231.3	135.5	616.9	457.5
Gross Profit	111.3	68.7	290.2	248.2
Selling, general and administrative expenses	42.6	32.6	129.1	116.6
Amortization of intangible assets	17.2	5.5	46.3	16.6
Other operating income, net	—	—	(0.1)	—
Operating Profit	51.5	30.6	114.9	115.0
Interest expense, net	9.5	15.3	33.6	41.2
Loss on refinancing of debt	0.1	—	1.6	—
Earnings before Income Taxes	41.9	15.3	79.7	73.8
Income tax expense	3.4	1.1	5.8	9.2
Net Earnings Including Redeemable Noncontrolling Interest	38.5	14.2	73.9	64.6
Less: Net earnings attributable to redeemable noncontrolling interest	29.0	10.9	56.0	51.1
Net Earnings Available to Class A Common Stockholders	$9.5	$3.3	$17.9	$13.5

Earnings per share of Class A Common Stock:
Basic	$0.24	$0.08	$0.45	$0.34
Diluted	$0.24	$0.08	$0.45	$0.34

Weighted-Average Shares of Class A Common Stock Outstanding:
Basic	39.5	39.4	39.5	39.4
Diluted	39.7	39.5	39.7	39.5

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	June 30, 2021	September 30, 2020

ASSETS
Current Assets
Cash and cash equivalents	$89.4	$48.7
Receivables, net	131.2	83.1
Inventories	141.7	150.5
Prepaid expenses and other current assets	9.6	7.9
Total Current Assets	371.9	290.2

Property, net	8.7	10.2
Goodwill	65.9	65.9
Other intangible assets, net	228.0	274.3
Other assets	10.9	12.9
Total Assets	$685.4	$653.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$114.5	$63.8
Accounts payable	109.0	56.7
Other current liabilities	40.9	32.6
Total Current Liabilities	264.4	153.1

Long-term debt	490.7	622.6
Deferred income taxes	6.7	9.0
Other liabilities	23.7	29.8
Total Liabilities	785.5	814.5

Redeemable noncontrolling interest	3,054.9	2,021.6

Stockholders’ Equity
Preferred stock	—	—
Common stock	0.4	0.4
Accumulated deficit	(3,151.9)	(2,179.0)
Accumulated other comprehensive loss	(3.5)	(4.0)
Total Stockholders’ Equity	(3,155.0)	(2,182.6)
Total Liabilities and Stockholders’ Equity	$685.4	$653.5

SELECTED CONDENSED CONSOLIDATED CASH FLOWS INFORMATION (Unaudited)
(in millions)

	Nine Months Ended June 30,
	2021	2020
Cash provided by (used in):
Operating activities	$145.9	$27.2
Investing activities	(0.8)	(1.3)
Financing activities	(105.0)	(9.1)
Effect of exchange rate changes on cash and cash equivalents	0.6	0.2
Net increase in cash and cash equivalents	$40.7	$17.0

EXPLANATION AND RECONCILIATION OF NON-GAAP MEASURES
BellRing uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures include Adjusted net earnings available to Class A common stockholders, Adjusted diluted earnings per share of Class A common stock and Adjusted EBITDA. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided in the tables following this section. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described below. These non-GAAP measures may not be comparable to similarly titled measures of other companies.
Adjusted net earnings available to Class A common stockholders and Adjusted diluted earnings per share of Class A common stock
BellRing believes Adjusted net earnings available to Class A common stockholders and Adjusted diluted earnings per share of Class A common stock are useful to investors in evaluating BellRing’s operating performance because they exclude items that affect the comparability of BellRing’s financial results and could potentially distort an understanding of the trends in business performance.
Adjusted net earnings available to Class A common stockholders and Adjusted diluted earnings per share of Class A common stock are adjusted for the following items:
a.Accelerated amortization: BellRing has excluded non-cash accelerated amortization charges recorded in connection with discontinuance of brands as the amount and frequency of such charges are not consistent. Additionally, BellRing believes that these charges do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of BellRing’s current operating performance or comparisons of BellRing’s operating performance to other periods.
b.Restructuring and facility closure costs, including accelerated depreciation: BellRing has excluded certain costs associated with facility closures as the amount and frequency of such adjustments are not consistent. Additionally, BellRing believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of BellRing’s current operating performance or comparisons of BellRing’s operating performance to other periods.
c.Separation costs: BellRing has excluded certain expenses incurred to effect its separation from Post and to support its transition into a separate stand-alone, publicly-traded entity as the amount and frequency of such adjustments are not consistent. Additionally, BellRing believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of BellRing’s current operating performance or comparisons of BellRing’s operating performance to other periods.
d.Loss on refinancing of debt: BellRing has excluded losses recorded on refinancing of debt, inclusive of the write-off of debt issuance costs, as such losses are inconsistent in amount and frequency. Additionally, BellRing believes that these losses do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of BellRing’s current operating performance or comparisons of BellRing’s operating performance to other periods.
e.Adjustment to tax receivable agreement (“TRA”) liability: BellRing has excluded adjustments to its TRA liability as the amount and frequency of such adjustments are not consistent. Additionally, BellRing believes that these adjustments do not contribute to a meaningful evaluation of BellRing’s current operating performance or comparisons of BellRing’s operating performance to other periods.
f.Foreign currency gain/loss on intercompany loans: BellRing has excluded the impact of foreign currency fluctuations related to intercompany loans denominated in currencies other than the functional currency of the respective legal entity in evaluating BellRing’s performance to allow for more meaningful comparisons of performance to other periods.
g.NCI adjustment: BellRing has included an adjustment to reflect the removal of non-GAAP adjustments which are attributable to noncontrolling interest in the calculation of Adjusted net earnings available to Class A common stockholders and Adjusted diluted earnings per share of Class A common stock.
h.Income tax effect on adjustments: BellRing has included the income tax impact of the non-GAAP adjustments using a rate described in the applicable footnote of the reconciliation tables, as BellRing believes that its GAAP effective income tax rate as reported is not representative of the income tax expense impact of the adjustments.
Adjusted EBITDA
BellRing believes that Adjusted EBITDA is useful to investors in evaluating BellRing’s operating performance and liquidity because (i) BellRing believes it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of BellRing’s capital structure and the method by which the assets were acquired and (iii) it is a financial indicator of a company’s ability to service its debt, as BellRing LLC is required to comply with certain covenants and limitations that are based on variations of EBITDA in BellRing LLC’s financing documents. Management uses Adjusted EBITDA to provide forward-looking guidance to forecast future results.

Adjusted EBITDA reflects adjustments for income tax expense, interest expense, net and depreciation and amortization including accelerated depreciation and amortization and the adjustments for restructuring and facility closure costs excluding accelerated depreciation, separation costs, loss on refinancing of debt, adjustment to TRA liability and foreign currency gain/loss on intercompany loans, as discussed above. Additionally, Adjusted EBITDA reflects adjustments for the following items:
i.     Stock-based compensation: BellRing’s compensation strategy after the IPO includes the use of BellRing stock-based compensation to attract and retain executives and employees by aligning their long-term compensation interests with BellRing’s stockholders’ investment interests. BellRing’s director compensation strategy includes an election by any director who earns retainers in which the director may elect to defer compensation granted as a director to BellRing Class A common stock, earning a match on the deferral, both of which are stock-settled upon the director’s retirement from the BellRing board of directors. BellRing’s compensation strategy prior to the IPO included the use of Post stock-based compensation to attract and retain executives and employees by aligning their long-term compensation interests with Post’s shareholders’ investment interests; after the IPO, BellRing continues to be charged for Post stock-based compensation through the master services agreement with Post. BellRing has excluded stock-based compensation as stock-based compensation can vary significantly based on reasons such as the timing, size and nature of the awards granted and subjective assumptions which are unrelated to operational decisions and performance in any particular period and does not contribute to meaningful comparisons of BellRing’s operating performance to other periods.
j.     NCI adjustment: BellRing has included adjustments for the portion of its consolidated net earnings/loss which was allocated to NCI, allowing for the calculation of Adjusted EBITDA to include 100% of BellRing as BellRing’s management evaluates BellRing’s operating performance on a basis that includes 100% of BellRing.

RECONCILIATION OF NET EARNINGS AVAILABLE TO CLASS A COMMON STOCKHOLDERS
TO ADJUSTED NET EARNINGS AVAILABLE TO CLASS A COMMON STOCKHOLDERS (Unaudited)
(in millions)

	Three Months Ended June 30,		Nine Months Ended June 30, 2021	October 21, 2019 to June 30, 2020
	2021	2020
Net Earnings Available to Class A Common Stockholders	$9.5	$3.3	$17.9	$13.5

Adjustments:
Accelerated amortization	11.8	—	29.9	—
Restructuring and facility closure costs, including accelerated depreciation	0.1	—	5.6	—
Separation costs after the IPO	—	0.1	—	0.8
Loss on refinancing of debt	0.1	—	1.6	—
Adjustment to TRA liability	(0.4)	—	(0.4)	—
Foreign currency gain on intercompany loans	(0.1)	(0.2)	(0.1)	(0.2)
NCI adjustment	(8.5)	0.1	(26.3)	0.1
Total Net Adjustments	3.0	—	10.3	0.7
Income tax effect on adjustments (1)	(0.7)	—	(2.5)	—
Adjusted Net Earnings Available to Class A Common Stockholders	$11.8	$3.3	$25.7	$14.2

(1) For all periods, income tax effect on adjustments was calculated on all items, except for separation costs after the IPO, adjustment to TRA liability and NCI adjustment, using a rate of 7.0%, which represents the effective income tax rate on BellRing’s 28.8% distributive share from BellRing LLC. Income tax effect for separation costs after the IPO and NCI adjustment was calculated using a rate of 0.0%. Income tax effect for adjustment to TRA liability was calculated using a rate of 24.0%, which represents the effective income tax rate of BellRing.

RECONCILIATION OF DILUTED EARNINGS PER SHARE OF CLASS A COMMON STOCK
TO ADJUSTED DILUTED EARNINGS PER SHARE OF CLASS A COMMON STOCK (Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30, 2021	October 21, 2019 to June 30, 2020
	2021	2020
Diluted Earnings per share of Class A Common Stock	$0.24	$0.08	$0.45	$0.34

Adjustments:
Accelerated amortization	0.30	—	0.75	—
Restructuring and facility closure costs, including accelerated depreciation	—	—	0.14	—
Separation costs after the IPO	—	—	—	0.02
Loss on refinancing of debt	—	—	0.04	—
Adjustment to TRA liability	(0.01)	—	(0.01)	—
NCI adjustment	(0.21)	—	(0.66)	—
Total Net Adjustments	0.08	—	0.26	0.02
Income tax effect on adjustments (1)	(0.02)	—	(0.06)	—
Adjusted Diluted Earnings per share of Class A Common Stock	$0.30	$0.08	$0.65	$0.36

(1) For all periods, income tax effect on adjustments was calculated on all items, except for separation costs after the IPO, adjustment to TRA liability and NCI adjustment, using a rate of 7.0%, which represents the effective income tax rate on BellRing’s 28.8% distributive share from BellRing LLC. Income tax effect for separation costs after the IPO and NCI adjustment was calculated using a rate of 0.0%. Income tax effect for adjustment to TRA liability was calculated using a rate of 24.0%, which represents the effective income tax rate of BellRing.

RECONCILIATION OF NET EARNINGS AVAILABLE TO CLASS A COMMON STOCKHOLDERS
TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Net Earnings Available to Class A Common Stockholders	$9.5	$3.3	$17.9	$13.5
Income tax expense	3.4	1.1	5.8	9.2
Interest expense, net	9.5	15.3	33.6	41.2
Depreciation and amortization, including accelerated depreciation and amortization	17.7	6.2	48.3	19.0
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	5.3	—
Stock-based compensation	1.8	1.8	5.4	4.8
Separation costs	—	0.1	—	1.9
Loss on refinancing of debt	0.1	—	1.6	—
Adjustment to TRA liability	(0.4)	—	(0.4)	—
Foreign currency gain on intercompany loans	(0.1)	(0.2)	(0.1)	(0.2)
NCI adjustment	29.0	10.9	56.0	51.1
Adjusted EBITDA	$70.5	$38.5	$173.4	$140.5
Adjusted EBITDA as a percentage of Net Sales	20.6%	18.9%	19.1%	19.9%